UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2018

PriceSmart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9740 Scranton Road, San Diego, CA 92121

(Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: (858) 404-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

PriceSmart Inc,, a Delaware corporation (“PriceSmart” or the “Company”), today announced the appointment of Maarten Jager as Executive Vice President and Chief Financial Officer effective April 24, 2018.  Mr. Jager will replace John M. Heffner who has served in that role since January 2004 and had previously announced his plans to retire from the Company.

Mr. Jager currently serves as Senior Vice President of Walmart International, a segment of Walmart Inc., where he has worked since 2014.  During his tenure at Walmart, he served as Senior Vice President and Chief Financial Officer of Sam’s Club from 2015 to 2018 and as Senior Vice President and Chief Financial Officer of its Asia division from 2014 to 2015.  Prior to Walmart, from 2013 to 2014, Mr. Jager worked as a consultant to public and private companies and their executives providing guidance on growth, turnaround and organizational effectiveness.  Mr. Jager worked 14 years at Booz Allen Hamilton Inc. in varying management and technology consulting positions before devoting six more years to Diageo North America Inc. to oversee many different financial responsibilities.

Mr. Jager received his Bachelor of Science in Engineering degree from the University of Michigan in 1987, and a Master of Science in Engineering from Stanford University a year later.  In 1994, Mr. Jager received his Master of Business Administration degree from the University of Chicago, majoring in Business Strategy, Economics and Finance.  Mr. Jager is 52 years old.

(e)

The Company and Mr. Jager have entered into an Employment Agreement with an effective date of April 24, 2018.  The Employment Agreement provides for a one-year term, which will be automatically renewed for an additional one-year term, unless either the Company or Mr. Jager provides at least 60 days’ notice that the Company or Mr. Jager, as the case may be, wishes to terminate the agreement.  The Employment Agreement specifies a base salary amount of $600,000, which may be increased, but not decreased, at the Company’s discretion.  The Employment Agreement states that the executive is eligible to participate in any bonus plan and to receive all other benefits offered to senior executives of the Company under the Company’s benefit practices and plans.  In addition to termination at the end of the term if one party elects to terminate the agreement, Mr. Jager may terminate his employment on 60 days’ prior written notice.  The Company may terminate the executive’s employment with cause upon immediate notice or without cause upon 30 days’ prior written notice, or immediately upon the death or disability of Mr. Jager.

Upon the termination of Mr. Jager’s employment with the Company for any reason, he will be entitled to receive any earned but unpaid base salary, unpaid expense reimbursements and any vested benefits he may have under any employee benefit plan of the Company.  In the event that the Company terminates Mr. Jager’s employment without “cause” or upon the executive’s “disability,” Mr. Jager terminates his employment for “good reason” or the Company elects to cause the non-renewal of Employment Agreement such that it expires at the end of its then-current term, Mr. Jager will be entitled to:

•

payment of an amount equal to one times base salary, payable over 24 months in conformity with the Company’s normal payroll period (less any earned income or disability payments received during such period, in the case of a termination upon his disability),

•	continued contribution of the premium cost for Mr. Jager’s and his eligible dependents’ participation in the Company’s group health plan for 12 months,
•	payment of any accrued but any unpaid bonus for year prior to termination and a pro rata bonus for the year of termination (payable when all other bonuses are paid).

Upon Mr. Jager’s death, his estate will be entitled to receive continued contribution of the premium cost for his eligible dependents’ participation in the Company’s group health plan for 12 months and payment of any accrued but any unpaid bonus for year prior to termination and a pro rata bonus for the year of termination (payable when all other bonuses are paid).  The foregoing severance benefits are the exclusive benefits that would be payable to Mr. Jager under his agreement by reason of his termination, and the Company is not obligated to segregate any assets or procure any investment in order to fund such severance benefits.

The new Employment Agreement also contains confidentiality provisions, restrictions on solicitation of employees and interference with the Company’s customers and contracts, and other terms and conditions customary to executive employment agreements.

This description of the Employment Agreement is qualified in its entirety by the terms set forth in the definitive agreement attached hereto as an exhibit.

Item 9.01. Exhibits.

(d)	The following exhibit is furnished herewith:

Exhibit No.	Description
10.1	Employment Agreement effective as of April 24, 2018 between PriceSmart, Inc. and Maarten O. Jager.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2018	/S/ FRANCISCO VELASCO
Francisco Velasco
Executive Vice President, General Counsel & Secretary